SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 15, 2008
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2008, Zion Oil & Gas Inc. (the “Company”) and Aladdin Middle East Ltd. (“AME”), a Delaware corporation with offices in Wichita, Kansas and in Ankara, Turkey, amended the drilling contract that they executed on September 12, 2008 pursuant to which AME will arrange for the transportation into Israel of its 2,000 horsepower rig to be used to conduct the drilling contemplated by the Company’s business plan. Pursuant to the amendment, the Company will purchase drill pipe, to be used in its planned drilling, at a cost of $1,135,000. AME has agreed that the amounts expended by the Company for the drill pipe will be offset against: (a) amounts that the Company will need to pay to AME under the drilling contract and (b) $200,000 that the Company was to pay AME in respect of the final balance due for mobilization costs related to the rig. Zion's 'early payment' opportunity costs will be met by a $ 125,000 reduction in the amount of the letter of credit (LOC) that the Company is required to issue in support of the rig demobilization. Consequently, the amount of the demobilization LOC will be reduced from $675,000 to $550,000. If the full cost of the drill pipe is not recovered by the Company from the amounts above, then any remaining balance will be recovered from the demobilization fees that the Company may owe to AME at the end of the planned drilling.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the Amendment No. 1 to the International Daywork Drilling Contract-Land attached hereto as Exhibit 10.1 and to Protocol No. 2 attached hereto as Exhibit 10.2, which are incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to International Daywork Drilling Contract – Land dated as of September 12, 2008 between Zion Oil & Gas, Inc. and Aladdin Middle East Ltd.
10.2	Protocol No. 2
99.1	Press Release issued on December 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: December 16, 2008	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer